[FSI LOGO]                                                            NEWS

For additional information contact:  Laurie Walker - Trade Media (612) 448-8066
                                     Benno Sand - Financial Media and Investors
                                                  (612) 448-8936

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE YIELDUP
INTERNATIONAL

         MINNEAPOLIS (January 22, 1999) -- FSI International, Inc. (Nasdaq:
FSII) and YieldUP International Corporation (Nasdaq: YILD) today announced that the two companies have entered into a definitive agreement for FSI to acquire YieldUP; YieldUP has also granted FSI a royalty-bearing license to its patent portfolio.
         Under the definitive agreement, the YieldUP shareholders will receive $0.7313 and 0.1567 of a share of FSI common stock for each share of YieldUP stock. YieldUP option holders will receive substitute options entitling them to purchase FSI common stock. Completion of the transaction is subject to certain closing conditions including, among other things, approval by the shareholders of YieldUP. FSI and YieldUP anticipate the transaction will be completed in late April or early May.
         Joel Elftmann, chairman and chief executive officer of FSI International, stated, "The acquisition of YieldUP with its people and technology expertise complements FSI's spray, vapor and cryokinetic cleaning technologies. FSI is obtaining unique technologies that represent the immersion critical cleaning needs of the future. This acquisition is intended to expand FSI's capabilities to create a total cleaning solution for our customers."
         Raj Mohindra, chairman and chief executive officer of YieldUP, stated, "We believe that merging into FSI will open new markets and customers for our products and enable us to realize new opportunities. We also believe that this transaction provides our shareholders with a chance to realize the long term benefits of the consolidation as shareholders of FSI."

                                    - more -

Page 2
FSI International, Inc.
January 22, 1999



         Following completion of the transaction, YieldUP will operate as the immersion systems group of the FSI Surface Conditioning Division. Raj Mohindra, the current president and CEO of YieldUP, will be vice president and general manager of the immersion group and report to Dale A. Courtney, president of FSI's Surface Conditioning Division. FSI intends to maintain YieldUP operations in Mountain View, Calif.
         YieldUP International, headquartered in Mountain View, Calif., develops, manufactures and markets innovative cleaning, rinsing and drying equipment designed to enable new processes and improve manufacturing yields of semiconductor and other defect-sensitive industries, such as flat panel displays and magnetic disks. Additional information on YieldUP International can be obtained by accessing its homepage at http://www.yieldup.com.
         FSI International, Inc. is a leading global supplier of processing equipment used at key production steps to manufacture microelectronics. The company develops, manufactures, markets and supports products used in the technology areas of microlithography, surface conditioning and chemical management. FSI International's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region. Additional information on FSI International can be obtained by accessing its homepage at http://www.fsi-intl.com.









                                      # # #